EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 33-44421) on Form S-8 of DeVry Inc. of our report dated June 20, 2011, relating to our audits of the financial statements and supplemental schedule of the DeVry Inc. Success Sharing Retirement Plan, which appears in this Annual Report on Form 11-K of the DeVry Inc. Success Sharing Retirement Plan for the year ended December 31, 2010. Our report dated June 20, 2011, related to the financial statements and supplemental schedule expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Accounting Standards Update 2010-25, Plan Accounting- Defined Contribution Pension Plans (Topic 962): Reporting Loans to Participants by Defined Contribution Pension Plan.

/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP
Schaumburg, Illinois
June 20, 2011

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